Exhibit 10.1

May 8, 2007

Mr. Rob Howe
1227 Whispering Oaks Drive
DeSoto, TX  75115

Dear Rob:

eTelcharge, Inc. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer (CEO).  Your primary duties, including, but not limited to, will be to develop primary goals, operating plans, policies, and short and long range objectives for the Company.  Oversee the design, marketing, promotion, delivery and quality of products and services.  Plan and direct all aspects of the Company’s operational policies, objectives and initiatives.  Direct the development of the Company to ensure future growth. Represent the Company to the financial community, major customers and shareholders as needed.  The following sets forth the terms and conditions of your employment, which shall be binding upon the parties hereto:

1. Salary.  Your salary will be $2,083.33 per semi-monthly pay period ($50,000.00 annualized), subject to payroll withholding and deductions.  You are eligible for pay increases from time to time as the Board of Directors deems appropriate.  As a salaried employee, you will be categorized as “exempt,” which means you will not be eligible to receive over-time pay.

2.  Board Seat.  You will be granted a seat on the eTelcharge, Inc. Board of Directors with all rights and privileges which appertain thereto.

3. Stock and Options.  In accordance with the wishes of the eTelcharge Board of Directors, and subject to compliance with applicable securities laws, as an incentive to accept employment, you will be granted options to purchase Company stock as follows:

10,000,000 options at the per share price of  $0.011 (one share per option) vesting immediately upon the signing of this agreement, and 10,000,000 options (one share per option) vesting 1,000,000 shares per month, the vesting period beginning on the first day of your employment at the price per share of  $0.011.  You will have 36 months from the vesting date in which to exercise these options.  After 36 months, the unexercised options will expire at the same rate at which they were earned.

One hundred percent (100%) of all granted options will immediately vest upon a Corporate Transaction within the first year of your employment.  One Hundred percent (100%) of any additional options will immediately vest upon a Corporate Transaction after the first year of your employment.  A “Corporate Transaction,” as used herein shall mean any (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company whether through a single transaction or a series of transactions; or (iii) or any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

4. Executive Bonus Plan. It is the Company's intention to establish an executive bonus plan.  Equitable participation in the executive bonus plan(s) will be provided when such plans are adopted by the Company and approved by the Board of Directors.

5. Vacation / Holidays. You shall be eligible for Vacation and Holiday pay in accordance with the Company’s policy as such policies are developed and changed from time to time.

6. Health Insurance.  You will be eligible to apply for participation in all health related benefits offered to employees of the Company.  Your participation in such plans will be subject to the terms of the applicable benefit plan when the plan is adopted by the Company and approved by the Board of Directors.  The plans may be changed from time to time or the Company may cease such plans at any time.  The Company will reimburse you for your current COBRA  medical insurance premium payments made directly by you until a medical benefit plan has been adopted by the Company.

7.Travel and expenses.  You are the primary representative, voice and face of the company.  As such, you will be expected to travel in accordance with the needs of your position.  The Company will reimburse you for any expenses associated with such business-related travel, and from time-to-time for the expenses associated with and fees charged for participation in conferences, seminars, presentations, customer calls, and the like in accordance with the duties of your position.

8. Reporting Structure.  You will report directly to the Board of Directors.

9. Company Confidentiality.  As a condition of your employment, you will be required to sign and comply with the Company’s standard Employee Confidentiality and Invention Assignment Agreement and to sign any revised agreements or amendments as a condition of continued employment.

10.  At will employment.  Your employment with the Company is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause.  However, if you are terminated without cause, all your unvested options will immediately vest, and you will be paid a lump sum cash payment of 1/2 of your annual salary ($25,000) plus six months COBRA payments grossed up for taxes.  Statements pertaining to vesting schedules, salaries, or other matters measured in particular time periods in no way abrogate the nature of the employment relationship as other than at-will.  No promises, assurances, or other conduct whether written or oral, can modify this paragraph unless set forth in a written agreement signed by you and an authorized officer of the Company.

11. Compliance.  You will be required to comply with the Company’s policies as they may be constituted from time to time.  Notwithstanding, the terms set forth in this letter or any other written fully executed agreement between you and the Company shall prevail over conflicting Company policies.  You should also know that the Company is a drug free workplace.

12. Background check.  This offer is subject to the completion of background and reference checking to the satisfaction of the Company and your agreement to the terms of any background check by any third party retained by the Company to perform the investigation.  You consent to all background and reference checking conducted by the Company, and, to the extent allowed by law, you waive any claims that any of the Company’s inquiries and investigation constitutes an infringement of any privacy or other right you may have.

By signing this letter, you acknowledge that the terms described in this letter sets forth the entire understanding between us; there are no terms, conditions, representations, warranties or covenants other than those contained herein.  No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

 Please sign and date this letter, and the enclosed Employee Confidentiality and Invention Assignment Agreement and return them to me by May 15, 2007, if you wish to accept employment at ETelcharge under the terms described above.  If you accept our offer, we would like you to start on June 4, 2007.  Should you have any questions, please feel free to contact me.

This offer is valid until 5:00PM May 20, 2007.

Mr. Howe, we are excited about you joining the Company and look forward to your contribution to the Company’s success.

Sincerely,

eTelcharge, Inc.

/s/Carl O. Sherman
Carl O. Sherman,  Chairman

I accept the position of President and Chief Executive Officer offered by eTelcharge, Inc., and agree to the terms described in this letter.

/s/ Rob Howe
Rob Howe        5-11-2007
Signature                                Date